Exhibit 5

February 27, 2015

Dominion Resources, Inc.
P. O. Box 26532
Richmond, Virginia 23261

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Dominion Resources, Inc. (the Company) in connection with the registration of 8,000,000 shares of common stock, without par value (the Common Stock), reserved for issuance pursuant to the Dominion Salaried Savings Plan and the Dominion Hourly Savings Plan (the Plans), I am of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plans will be duly authorized, legally issued, fully paid and nonassessable. This opinion is limited to the laws of the Commonwealth of Virginia, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. I express no opinion as to the applicable choice of law provisions contained in the Plans. This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent. I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,

                   /s/ Mark O. Webb

                   Mark O. Webb
                   Vice President, General Counsel and
                   Chief Risk Officer
                   Dominion Resources, Inc.